Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

BETWEEN:

SINO -TOP TECHNOLOGIES, LTD.

AND

BREAM VENTURES, INC.

AND

THOSE PARTIES SIGNING AS CONCURRING WITH ITS TERMS AND CONDITIONS

DATED the 27th day of November 2004

MEMORANDUM OF UNDERSTANDING (“MOU”)

     THIS MOU made as of the 27th day of November, 2004.

B E T W E E N :

     Bream Ventures, Inc.

     a corporation incorporated under the laws of the
     state of Nevada.

     (hereinafter called “Bream”)

     -and-

     Sino-Top Technologies, Ltd. a corporation

     incorporated under the laws of the People’s Republic of China

     (hereinafter called “Sino Top”)

     -and-

     those signatories listed on the signature page as concurring with its terms and conditions

     WHEREAS, Sino Top, its affiliated entities and those individuals or entities executing this agreement have been granted licensing rights to explore a total of ten properties in the People’s Republic of China and has been granted a mining license for one additional property; and

     WHEREAS, Bream Ventures will agree to invest a total of $1 million to acquire the four mining properties listed on Schedule B and an additional $2 million pursuant to the terms and conditions of this MOU provided that those properties listed on Schedule B have been contributed to the Joint Venture; and

     WHEREAS, Bream’s capital contribution is subject to the execution of a definitive joint venture agreement in order to explore and develop the properties; and

     WHEREAS, the parties hereto wish to establish an equity joint venture to participate in the exploration and evaluation, and if feasible, the development and mining of mineral resources within the mining properties more specifically set forth on the attached Schedule A and to further expand operations pursuant to those properties listed on Schedule B;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
FORMATION OF EQUITY JOINT VENTURE

     Bream and Sino Top hereby agree to associate and participate in an equity joint venture for the purposes hereinafter stated and agree that all of their rights and all of the operations or in connection with the Properties described in Schedule A shall be subject to and governed by this MOU and the execution of a definitive joint venture agreement. Subject to compliance with all conditions precedent as set forth in this MOU and the execution of a definitive joint venture agreement which will reflect the terms and conditions set forth herein and include customary warranties and representations of a nature typically included in such an agreement, the parties agree as follows:

     (a) The parties will form an equity joint venture to be called Sino Silver China, Ltd. (the “Joint Venture”).

     (b) Sino-Top (and any affiliated entity) will contribute to the Joint Venture all exploratory and licensing rights, together with any other interest of any kind or nature, identified on Schedule A free and clear of all liens and encumbrances.

     (c) Bream will contribute to the Joint Venture a total of $1 million (the “Capital Contribution”) for the properties identified on Schedule A. Payment of the $1 million shall be pursuant to the following schedule:

     On or before the later of December 15, 2004, or within five days of execution of this MOU by those individuals or entities who are owners of property rights identified on Schedule B, Bream will deposit with an Escrow Agent acceptable to both parties the sum of $100,000. Said monies will be held in trust and delivered to Sino-Top concurrently with the delivery of an additional $400,000 (U.S.) at Closing. If Sino-Top cannot comply with any conditions precedent to Closing, then the $100,000 shall be returned to Bream. If Sino-Top satisfies all conditions precedent then in that event the $100,000 shall be released by the Escrow Agent and delivered to Sino-Top if Bream fails to Close.

     Within 60 days of the issuance of the new License approving the Joint Venture Bream shall contribute to the Joint Venture a total of $500,000 (U.S.) inclusive of the $100,000 held in escrow.

     On or before the second anniversary date of Closing, Bream shall contribute to the Joint Venture an additional $250,000 (U.S.).

     On or before the third anniversary date of Closing, Bream shall contribute to the Joint Venture an additional $250,000 (U.S.).

     (d) If the Joint Venture shall require additional funding, Bream may, but shall not be obligated to, provide said funding. If Bream provides said funding, the parties may agree to reallocate the equity interests of each party in the Joint Venture but in no event will the Sino-Top shareholders be the holders of less than 30% of the outstanding equity interests in the Joint Venture.

     (e) In consideration for its capital contribution, Bream shall be issued share certificates, which upon issuance will represent 60% of the outstanding equity securities in the Joint Venture.

     (f) All equity interests in the Joint Venture shall be issued to the respective parties on execution of the definitive joint venture agreement. Except as set forth herein, no other party shall have any equity interest in the Joint Venture or claim to any of the assets of the Joint Venture.

     (g) The joint venture shall be formed for the following purposes:

(i)	to conduct Exploration of the Property;

(ii)	to evaluate the possible Development of and Mining on the Property;

(iii)	to engage in Development and Mining on the Property;

(iv)	to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

Notwithstanding anything else contained herein to the contrary, the obligation of Bream to pay the full purchase price is contingent upon the Sino-Top audit (or stub period financial statements as of a date prepared within 30 days of closing) indicates that the net worth of the properties listed on Schedule A, will be a minimum of $100,000. In the event the Net Worth is less than $100,000, Bream’s obligation to make the capital contribution shall be reduced on a dollar for dollar basis with said offset to be first applied against the payment due on the second year anniversary date and any other amounts shall be offset against monies due on the third anniversary date.

ADDITIONAL MEMBERS TO THE JOINT VENTURE

Those individuals executing the Joint Venture Agreement and who represent the owner of the properties set forth on Schedule B, shall be permitted to become members of the Joint Venture subject to the following terms and conditions.

The Signatories will contribute from time to time their property rights to the Joint Venture. Upon the transfer of any property identified on Schedule B to the Joint Venture, Bream shall contribute to the Joint Venture for each property transferred an additional $286,000 payable as follows:

$96,000 on the transfer of each property to the Joint Venture:

     An additional $95,000 on the second anniversary date of Closing.

     An additional $95,000 on the third anniversary date of the Closing.

Any shares to be issued to the new joint venture partners shall be transferred from those shares owned by Sino-Top shareholders. Bream shall retain a 60% non-dilutable right to the Joint Venture until such time as all eleven (11) properties have been transferred.

Upon transfer of any property to the Joint Venture, the owner of the property will be required to execute the then existing joint venture agreement between Sino-Top and Bream and agree to be bound by its terms and conditions.

Without the prior written consent of Bream, none of the signatories hereto may transfer, assign or in any way encumber any of the properties listed on Schedule B and agree to maintain applicable licenses in good standing.

ARTICLE 2
OPERATIONS OF THE JOINT VENTURE

     (a) The Joint Venture will be managed by a five member Board of Directors. Three of the Board Members will be appointed by Bream and two of the Board members will be appointed by Sino-Top. Ian Park shall serve as chairman of the Board and Sino-Top shall be permitted to name two members. The initial designees shall be Mr. Duan Huan Chun and Mr. Chen Xiang Ping. A quorum will be present if at least a majority of the Board members are present. Board meetings may be conducted either in person or via telephone provided at least five days written notice is provided.

     (b) The Board of Directors will have the power to appoint officers to the Joint Venture.

     (c) Mr. Chen agrees that for a period of one year following execution of the definitive agreement, he will devote as much time as may be requested by the Board of Directors to facilitate operations in China.

     (d) The Board of Directors will meet monthly to establish a monthly budget and review operations. All expenditure during the following month may only be made pursuant to the budget. Issues to be discussed at any budgetary meeting may include:

(i)	general estimates of capital costs for the exploration or development or exploration;

(ii)	reasonable estimates of all material expenditures required to purchase, construct and install all material machinery, equipment and other facilities and infrastructure (including contingencies) required to bring a mine into commercial production;

(iii)	reasonable estimates of material expenditures required to perform all other related work required to commence commercial production of Products (including reasonable estimates of working capital requirements, if any); and

(iv)	reasonable estimates of all other material direct and indirect costs and general and administrative expenses that may be required for an evaluation of the proposed production levels;

(v)	capital cost estimates shall include a schedule of the timing of the estimated material capital requirements for such proposal;

     (e) The Joint Venture will establish a bank account at such banking facility as determined by Bream. The bank account will require the signature of at least two individuals for all expenditures in excess of $1,000(U.S.).

     (f) The Board of Directors will have the authority to authorize the Joint Venture to enter into contractual joint ventures with both Chinese and foreign companies to develop and exploit any exploratory or mining opportunities.

     (g) The Board of Directors will have the authority to authorize the distribution of profits. Distributions may be made in kind or in cash. Any distributions shall be in proportion to the party’s equity ownership in the Joint Venture.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SINO-TOP

Representations and Warranties

     Sino-Top and its Shareholders warrant and represent as follows:

     (a) that it is a validly existing Corporation, in good standing under the laws of the jurisdiction in which it was incorporated;

     (b) that it has the capacity to enter into this MOU and all transactions contemplated herein and that all other actions required to authorize it to enter into and perform this MOU have been properly taken;

     (c) that it will not breach any other agreement or arrangement by entering into or performing this Agreement;

     (d) that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

     (e) each property and license being contributed as part of Sino-Top’s capital contribution is owned free and clear of all liens, charges, encumbrances, security interests and adverse claims;

     (f) pending execution of a definitive agreement, Sino-Top will not transfer or in any way encumber any of the Property or licenses;

     (g) pending execution of a definitive joint venture agreement, Sino-Top will conduct its normal business operations and not engage in any transaction outside of the normal course of business or enter into any agreement requiring payment in excess of $5,000 without the prior written consent of Bream. Sino-Top shall also, at its own cost and expense take such steps as necessary in order to preserve and maintain all mineral and mining rights;

     (h) Sino-Top and its officers and directors will execute at closing an agreement which will provide in part that all mining activities which they may pursue in China must be first brought to the attention of the Joint Venture at which time the Board will then have 60 days to determine if the Joint Venture chooses to pursue the opportunity.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BREAM

Representations and Warranties

     Bream warrants and represents as follows:

     (a) that it is a validly existing Corporation, in good standing under the laws of the jurisdiction in which it was incorporated.

     (b) that it has the capacity to enter into this MOU and all transactions contemplated herein and that all other actions required to authorize it to enter into and perform this MOU have been properly taken;

     (c) that it will not breach any other agreement or arrangement by entering into or performing this Agreement.;

     (d) that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

ARTICLE 5
CONDITIONS TO CLOSING

     The Closing of this transaction is subject to the following conditions precedent:

     (a) The parties have executed a definitive equity joint venture agreement which will set forth with more specificity the terms and conditions identified in this MOU.

     (b) Sino-Top shall deliver to Bream audited financial statements for its most recent year end, and stub period financial statements as of a date within 30 days of the anticipated closing. Said audit to be performed by a nationally recognized public accounting firm in conformity with Generally Accepted

Accounting Principles and the rules and regulations of the United States Securities and Exchange Commission. The cost of the audit shall be borne by Bream.

     (c) The Chinese government will have approved the formation of the equity joint venture, and the capital contribution of both parties.

     (d) All shareholders of Sino-Top must approve the formation of the equity joint venture and approve their dilutive interest as a result of the Joint Venture and their respective equity ownership shall be adjusted proportionately.

     (e) Sino-Top or those parties transferring mining rights to the Joint Venture must receive a license from the Provincial Branch of Ministry of Land & Resources in Inner Mongolia Autononomous Region approving the transfer of the properties listed on Schedule B.

     (f) Sino-Top has complied with all due diligence requests including but not limited to delivery to Bream of all geological and technical data related to any of the properties as well as maps and surveys . Sino-Top shall also prepare any requested geological studies.

ARTICLE 6
CLOSING

     The Closing of the transaction (as to the four properties listed on Schedule A) will take place on February 15, 2005 if all conditions precedent have been satisfied. If all conditions precedent have not been satisfied by February 15, 2005, Closing will take place within 30 days following satisfaction of all conditions precedent, but in no event later than April 1, 2005, unless extended by the mutual consent of the parties.

     Subject to compliance with all conditions precedent as set forth herein, the closing (as to the properties listed on Schedule B) will take place within ten days following notice to Bream that all conditions precedent have been satisfied and the property has been transferred to the joint venture.

     IN WITNESS WHEREOF the Participants hereto have executed this Agreement as of the date first above written.

WITNESS

BREAM VENTURES, INC.

	By:	/s/ Ian Park

Ian Park, Chairman

SINO-TOP TECHNOLOGIES LTD.

	By:	/s/ Duan Huan Chun

Mr. Duan Huan Chun, Chairman